Exhibit 5.1
Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036
Tel (212) 922 2200
Fax (212) 922 1512
July 21, 2011
Teekay Offshore Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton HM 08
Bermuda
Registration Statement on Form F-3 — Exhibit 5.1 Opinion
Dear Sirs:
We have acted as special counsel for Teekay Offshore Partners L.P., a limited partnership organized under the laws of the Marshall Islands (the “Partnership”), on matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) in connection with the Partnership’s Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission on July 21, 2011 (such registration statement, any amendments or supplements thereto (including any necessary post-effective amendments) are referred to collectively as the “Registration Statement”), and the prospectus contained therein (the “Prospectus”) relating to the proposed offer and sale of up to 713,266 common units (the “Units”) by or on behalf of a certain selling unitholder of the Partnership (the “Selling Unitholder”) or its donees, pledgees, transferees or other successors-in-interest. The Units were previously issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the amended and restated purchase agreement dated as of July 8, 2011 between the Partnership and the Selling Unitholder (the “Purchase Agreement”).
In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:
(i)	the Registration Statement and the Prospectus;
(ii)	the Purchase Agreement; and
(iii)	such other papers, documents, agreements and certificates of public officials and representatives of the Partnership as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.
In such examination, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of
London • New York • Paris • Hamburg • Munich • Rome • Milan • Madrid • Athens • Piraeus • Singapore • Bangkok
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay Offshore Partners L.P.	Page 2
July 21, 2011
any document reviewed by us in connection with the rendering of the opinion set forth herein, (v) the completeness of each document submitted to us and (vi) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.
In rendering this opinion, we have also assumed that:
(i)	the Purchase Agreement has been duly and validly authorized, executed and delivered by the parties thereto (other than the Partnership); and
(ii)	the validity and enforceability of the Purchase Agreement against the parties thereto.
As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations and warranties of the Partnership contained in the Purchase Agreement. We have not independently verified the facts so relied on.
This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.
Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Units have been validly issued and are fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP
/s/ Watson, Farley & Williams (New York) LLP